                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      AMERICAN BUSINESS INFORMATION, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------


     (5) Total fee paid:

         ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         ---------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------


     (3) Filing Party:

         ---------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                      AMERICAN BUSINESS INFORMATION, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 23, 1997

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of American Business Information, Inc., a Delaware corporation (the "Company"), will be held on May 23, 1997, at 10:00 a.m. local time, at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect three directors to the Board of Directors for a term of three years;

     2. To increase the number of shares of Common Stock reserved for issuance under the Company's 1992 Stock Option Plan from 4,000,000 to 5,000,000 shares and to make certain other changes;

     3. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1997; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 4, 1997, are entitled to receive notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage-prepaid envelope for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                                      Sincerely,

                                      JON H. WELLMAN
                                      President and Secretary

Omaha, Nebraska
April 22, 1997

                      AMERICAN BUSINESS INFORMATION, INC.

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

     The enclosed Proxy is solicited on behalf of American Business Information, Inc., a Delaware corporation (the "Company"), for use at its 1997 Annual Meeting of Stockholders to be held on May 23, 1997, at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska. The Company's principal executive offices are located at 5711 South 86th Circle, Omaha, Nebraska 68127. The Company's telephone number is (402) 593-4500.

     These proxy solicitation materials were mailed on or about April 22, 1997, to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on April 4, 1997 (the "Record Date"), are entitled to receive notice of and vote at the meeting. On the Record Date, 24,314,507 shares of the Company's Common Stock, $.0025 par value, were issued and outstanding. For information regarding holders of more than five percent of the outstanding Common Stock, see "Election of Directors -- Security Ownership."

REVOCABILITY OF PROXIES

     Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the individual attends the meeting and votes in person.

VOTING AND SOLICITATION

     Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected.

     The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or by telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals which are intended to be presented at the Company's 1998 Annual Meeting must be received by the Company no later than December 24, 1997 in order that they may be included in the proxy statement and form of proxy for that meeting.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is divided into three classes, each of which has three directors, with the term of office of one class expiring each year. The terms of office of directors Vinod Gupta, Jon D. Hoffmaster and George
F. Haddix expire at the 1997 annual meeting. The terms of office of directors Harold W. Andersen, Jon H. Wellman and Elliot S. Kaplan expire at the 1998 annual meeting and the terms of office of directors Gautam Gupta, Paul A. Goldner and George J. Kubat expire at the 1999 annual meeting. The Company is proposing that shareholders elect three directors at the 1997 Annual Meeting.

VOTE REQUIRED

     The three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. THE BOARD OF DIRECTOR RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     The names of the nominees, and certain information about them, are set forth below:

                                                                           DIRECTOR
                                                                            SINCE
NAME OF NOMINEE              AGE     POSITION/PRINCIPAL OCCUPATION         --------
---------------              ---  -----------------------------------
Vinod Gupta.................  50  Chairman of the Board and Chief             1972
                                  Executive Officer of the Company

Jon D. Hoffmaster (1).......  48  Director; Consultant to the Company         1978

George F. Haddix, Ph.D (2)..  58  Director; President of CSG Holdings,        1995
                                  Inc. and CSG Systems, International Inc.

------------------

(1)  Member of the Audit Committee

(2)  Member of Compensation Committee

     Vinod Gupta is the founder of the Company and has been Chairman of the Board and Chief Executive Officer of the Company since its incorporation in 1972. Mr. Gupta received an M.B.A. degree from the University of Nebraska in 1971 and holds an M.S. degree in Engineering from the University of Nebraska and a B.S. degree in Engineering from the Indian Institute of Technology, Kharagpur, India. Mr. Gupta is unrelated to Gautam Gupta.

     Jon D. Hoffmaster has served as a director of the Company since 1978, as Vice Chairman of the Company from September 1993 to December 1995, as Chief Financial Officer of the Company from July 1992 to July 1995, and as President and Chief Operating Officer of the Company from September 1991 to September 1993. Mr. Hoffmaster has served as a consultant to the Company (see "Certain Transactions") since January 1996.

  George F. Haddix, Ph.D. has served as a director of the Company since March 1995. Since November 1994, Mr. Haddix has served as President of CSG Holdings, Inc. and CSG Systems, International Inc., companies engaged in providing software and information services to the communications industry. Mr. Haddix is a director of CSG Systems, International Inc. From 1989 until joining CSG in 1994, Mr. Haddix was an individual investor. Mr. Haddix holds a B.A. degree from the University of Nebraska, an M.A. degree from Creighton University and a Ph.D. degree from Iowa State University, all in Mathematics.


  INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     The names and certain other information about the Directors whose terms of office continue after the Annual Meeting are set forth below:


                                                                              Director
      Name                   Age        Position/Principal Occupation          Since
      ----                   ---        -----------------------------         --------
Harold W. Andersen (1)(2)...  73        Director; Retired Publisher of          1993
                                        Omaha World Herald

Jon H. Wellman..............  45        Director, President and Chief           1997
                                        Operating Officer

Paul A. Goldner.............  63        Director, Consultant to the Company     1997

Elliot S. Kaplan (2)........  60        Director; Senior Partner in Law         1988
                                        Firm of Robins, Kaplan, Miller and
                                        Ciresi

Gautam Gupta................  51        Director; President and Chief           1988
                                        Executive Officer of IDEAssociates

George J. Kubat (1).........  51        Director; President and Chief           1995
                                        Executive Officer of Phillips
                                        Manufacturing Co.
----------

(1)  Member of Audit Committee

(2)  Member of Compensation Committee


     Harold W. Andersen has served as director of the Company since September 1993. He is a former Chief Executive Officer of the Omaha World Herald Company, and was the President from 1966 to 1986 and Chairman and Publisher from 1986 until his retirement in 1989. Mr. Anderson is currently a director of the Omaha World Herald Company and a Contributing Editor to the Omaha World Herald. Mr. Andersen also serves on the board of Williams Companies. Mr. Andersen graduated Phi Beta Kappa from the University of Nebraska.

      Jon H. Wellman has served as a director of the Company since February 1997. He is the current President, Chief Operating Officer, Secretary and acting Chief Financial Officer of the Company. Mr. Wellman joined the Company in 1995. Mr. Wellman previously served as Vice President and Chief Financial Officer at Signal Technology Corporation from 1994 to 1995, and was a Partner with Coopers & Lybrand from 1989 to 1994.

     Paul A. Goldner has served as a director of the Company since February 1997. He is the former Chairman and Chief Executive Officer of Database America Companies, which Mr. Goldner founded in 1972, which was merged with the Company in February 1997. Mr. Goldner has served as a consultant to the Company (see "Certain Transactions") since February 1997.

     Elliot S. Kaplan has served as director of the Company since May 1988. He is a senior partner in the law firm of Robins, Kaplan, Miller and Ciresi and has practiced law continuously with that firm since 1961. Mr. Kaplan is also a director of Best Buy Co., Inc. Mr. Kaplan holds a B.A. and a J.D. from the University of Minnesota.

     Gautam Gupta has served as a director of the Company since May 1988. Since 1984, Mr. Gupta has served as the President and Chief Executive Officer of IDEAssociates, Inc., a manufacturer of data communication equipment for computer systems. Mr. Gupta holds an M.B.A. from Harvard and an M.S. degree in Engineering and a B.S. degree in Engineering from the Indian Institute of Technology, Kharagpur, India. Mr. Gupta is unrelated to Vinod Gupta.

     George J. Kubat has served as a director of the Company since March 1995. Since November 1992, Mr. Kubat has served as President and Chief Executive Officer of Phillips Manufacturing Co., a dry wall contractors equipment and supplies business. Prior to joining Phillips, Mr. Kubat was with the accounting firm of Coopers & Lybrand for over 16 years. Mr. Kubat is also a director of America First Companies L.L.C. Mr. Kubat holds a B.S. in Business Administration from Creighton University and a Juris Doctorate degree from the Creighton University School of Law. Mr. Kubat is licensed as a Certified Public Accountant and is admitted to practice law in Nebraska.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date (i) by each of the executive officers named in the table under "Executive Compensation -- Summary Compensation Table," (ii) by each director, (iii) by all current directors and executive officers as a group and (iv) by all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:



                                                       APPROXIMATE
                                                        PERCENTAGE
      NAME OF PERSON OR ENTITY             NUMBER        OF TOTAL
      ------------------------            OF SHARES    VOTING POWER
                                          ---------    ------------
Vinod Gupta(1) (2).......................  9,265,654          37.6%
5711 South 86th Circle
Omaha, Nebraska 68127

FRM Corp.................................  2,448,050          10.1%
82 Devonshire Street
Boston, MA 02109-3614

Paul A. Goldner(3).......................  1,423,316           5.9%

Jon D. Hoffmaster(4).....................    493,000           1.7%

Jon H. Wellman(5)........................     25,000            *

Gautam Gupta(6)..........................     60,535            *

Elliot S. Kaplan(6)......................     88,840            *

Harold W. Andersen.......................     14,300            *

George Kubat(7)..........................     24,300            *

George Haddix(7).........................     19,500            *

Donald R. Dixon(8).......................          0            *

Ed Malin(9)..............................     32,700            *

Bill Kerry(10)...........................     16,125            *

Jack Betts...............................    168,976            *

Monica Messer(11)........................    165,934            *

All directors and executive officers as
a group (21 persons)(12)................. 14,490,355          57.8%

----------

* Represents less than 1% of the outstanding shares of Common Stock

  (1) Excludes 414,213 shares held in irrevocable trusts for the benefit of Mr. Gupta's children for which Mr. Gupta is not trustee and in which he has no beneficial interest.

 (2) Includes 120,000 shares subject to options exercisable on or before May 31, 1997.

  (3) Excludes 543,717 shares held in irrevocable trusts for the benefit of Mr. Goldner's children for which Mr. Goldner is not a trustee and in which he has no beneficial interest.

  (4) Includes 75,000 shares subject to options exercisable on or before May 31, 1997, and 3,000 shares subject to immediately exercisable options.

     exercisable options.

 (5) Includes 25,000 shares subject to options exercisable on or before May 31, 1997.

 (6) Includes 3,000 shares subject to immediately exercisable options.

 (7) Includes 18,000 shares subject to immediately exercisable options.

 (8) Mr. Dixon resigned from the Board effective September 16, 1996.

 (9) Includes 29,700 shares subject to options exercisable on or before May 31, 1997.

(10) Includes 16,125 shares subject to options exercisable on or before May 31, 1997.

(11) Includes 11,250 shares subject to options exercisable on or before May 31, 1997.

(12) Includes 439,475 shares subject to options exercisable on or before May 31, 1997.


Board Meetings and Committees

  The Board of Directors of the Company held a total of 7 meetings during 1996. The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a nominating or any committee performing similar functions.

  The Audit Committee, which currently consists of directors Jon D. Hoffmaster, Harold W. Andersen and George Kubat, met 2 times in 1996. This committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee, which currently consists of directors Jon D. Hoffmaster and Elliot S. Kaplan, met 2 times during 1996. This committee has been delegated the duties of administering existing and future stock and option plans of the Company, including the Company's 1992 Stock Option Plan, and establishing the compensation of the Company's executive officers.

  No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

Board Compensation

  During 1996, non-employee directors were compensated at a rate of $2,500 per Board meeting attended. Employee directors do not receive compensation for their service on the Board. In addition, during 1996, directors Harold W. Andersen, Elliott S. Kaplan, Gautam Gupta, George J. Kubat, George F. Haddix, and Jon D. Hoffmaster were each granted an option to purchase 3,000 shares of Common Stock at an exercise price of $15.50 per share (the fair market value on the date of grant). See also the Executive Compensation table herein.



                                 PROPOSAL TWO

           APPROVAL OF A 1,000,000 SHARE INCREASE IN SHARES ISSUABLE UNDER THE 1992 STOCK OPTION PLAN AND CERTAIN OTHER CHANGES

  The Company is proposing the following amendments to its 1992 Stock Option Plan (the "Option Plan"): (i) an increase on the number of shares reserved under the Option Plan from 4,000,000 to 5,000,000 and (ii) certain technical changes, discussed below.

  As of April 4, 1997, options to purchase 3,565,750 shares of Common Stock (net of lapsed and terminated options) had been granted under the Option Plan, 434,250 shares remained available for future option grants and 486,650 options had been exercised. The aggregate market value of the unexercised and outstanding options to purchase 3,079,100 shares of Common Stock under the Option Plan at April 4, 1997, was $55,038,912 based on a closing price of $17.875 on the Nasdaq National Market on April 10, 1997.

Increase of 1,000,000 Shares

  The Company's Option Plan was approved by the Board of Directors in 1992 and by the stockholders in 1992. In 1994, the Board and stockholders of the Company approved an increase in the number of shares of common stock reserved under the Option Plan to 1,300,000. In August 1995, by virtue of a stock dividend and
Section 13(a) of the Option Plan, the number of shares reserved under the Option Plan increased to 1,950,000. In 1996, the Board and stockholders of the Company approved an increase in the number of shares of common stock reserved under the Option Plan to 4,000,000. In January 1997, the Board of Directors approved a further increase of 1,000,000 shares issuable under the Option Plan, which, if approved by the stockholders, would increase the total shares reserved for issuance under the Option Plan since its inception to 5,000,000 shares of common stock.

  The Board believes the recent increase is in the best interest of the Company for two principal reasons. First, the Board believes that the increase will provide an adequate reserve of shares for issuance under the Option Plan, which is necessary to enable the Company to compete successfully with other companies to attract and retain valuable employees. Second, the Board believes that it is appropriate to have a substantial pool of options available for grant in connection with acquisitions that the Company may make from time-to-time. The ability to make such grants enhances the Company's ability to structure attractive offers to potential acquisition targets. No such acquisitions are presently being considered by the Company.

Additional Amendments

  In January 1997, the Board of Directors of the Company also approved a number of amendments to the Option Plan to conform the Option Plan to changes in applicable law and to provide greater administrative flexibility. Pursuant to recent changes in Federal securities laws, the Option Plan has been amended to simplify administrative procedures, withholding of taxes, and amendment of the Option Plan and to enable the Company, in its discretion, to allow for transferability of options. In addition, the Option Plan was amended to specify that the per share exercise price for incentive stock options and nonstatutory stock options intended to qualify as "performance-based compensation" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) must be at least 100% of the fair market value of the Company's Common Stock at the date of grant, but that options may be granted with a per share exercise price of less than 100% of the fair market value on the date of grant pursuant to a merger or other corporate transaction. Finally, the Option Plan was amended to clarify the tax treatment of incentive stock options for employees on leave of absence, the time periods for exercise of stock options after termination, and the means of exercise of stock options.

  Summary of 1992 Option Plan

  The terms of the Option Plan, including the amendments thereto proposed above, are summarized below. The following summary is qualified in its entirety by the Option Plan.

  Purpose. The purposes of the 1992 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, consultants and directors of the Company and its subsidiaries and to promote the success of the Company's business.

  General. Options granted under the 1992 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or "nonstatutory stock options." See "Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options. Generally, options granted by the Company are nonstatutory stock options.

  The 1992 Stock Option Plan is not subject to the Employee Retirement Income Security Act of 1974.

  Administration. The 1992 Stock Option Plan is administered by the Board or by a committee appointed by the Board constituted to comply with applicable law. The interpretation and construction of the 1992 Stock Option Plan by the Board or its committee is final and conclusive. The 1992 Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors (the "Committee"). Members of the Committee receive no remuneration for their services in connection with the administration of the 1992 Stock Option Plan.

  Eligibility. The 1992 Stock Option Plan provides that options may be granted to employees (including officers and directors) of the Company, non-employee directors and consultants. Incentive stock options may only be granted to employees. The Committee selects the optionee and determines the number of shares to be subject to each option. In making this determination, the Committee takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contributions to the success of the Company, the anticipated years of future service of the employee and other relevant factors. However, the Committee may not, in any fiscal year of the Company, grant options to purchase more than 900,000 shares to any single employee.

  Terms of Options. The term of options granted under the 1992 Stock Option Plan are determined by the Committee. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms:

  Exercise. The Committee has the discretion to determine when options can be exercised. Options may be exercised as to vested shares at any time before expiration. Generally, options vest over a four-year period at the rate of 1/4 of the shares subject to the option per year. An option is exercised by giving written notice to the Company, specifying the number of full shares to be purchased, and by tendering payment of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, other shares of Common Stock, promissory notes or such other consideration as determined by the Committee.

  Exercise Price. The exercise price of options is determined by the Committee but may in no event be less than the fair market value of the Company's Common Stock on the date the option is granted in the case of incentive stock options. Incentive stock options granted to 10% stockholders are subject to the additional restriction that the exercise price be at least 110% of fair market value on the date of grant.

  Termination of Employment. If the optionee's employment by the Company is terminated for any reason other than death, the option may be exercised within three months after termination (or such other period as is determined by the Committee, which determination, in the case of an incentive stock option, is made at the time of grant and will not exceed three months) and may be exercised to the extent the option could have been exercised on the date of termination.

  Death. If an optionee dies while employed by the Company, his options may be exercised at any time within three months after death, but only to the extent the options could have been exercised at the time of death. If any optionee dies within three months after termination of employment, his options may be exercised within three months after death to the extent the options could have been exercised on the date of termination.

  Term. All options have a maximum term of ten years from the date of grant, unless a lesser period is provided for in the option agreement. No option may be exercised by any person after its expiration.

  Transferability. Unless otherwise determined by the Committee, an option cannot be transferred by the optionee, other than by will or the laws of descent and distribution, and can be exercised only by him during his lifetime or, if he dies, by a person who acquires the right to exercise the option by bequest or inheritance or otherwise by reason of the optionee's death.

  Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1992 Stock Option Plan as may be determined by the Committee.

  Adjustments upon Changes in Capitalization

  Changes in Capitalization. If a change is made in the Company's capitalization, such as a stock split, which results in an exchange of the Company's Common Stock for a greater or lesser number of shares, appropriate adjustment will be made in the option price and in the number of shares subject to the option. If there is a stock dividend, each optionee will be entitled to receive, upon exercise of his option, the equivalent of any stock dividend which he would have received had he been the holder of record of the shares being purchased.

  Dissolution of Liquidation. In the event of a dissolution or liquidation of the Company all outstanding options automatically terminate unless otherwise provided by the Committee. In this event, the Committee may, in its discretion, make provision for accelerating the ability to exercise shares subject to option.

  Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option may be assumed or an equivalent option or right may be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation does not agree to assume the option or to substitute an equivalent option, the optionee shall have the right to exercise the option as to all or a portion of the stock covered by such option, including shares as to which it would not otherwise be exercisable.

  Amendment and Termination of the Plan. The Board may, from time to time, amend the 1992 Stock Option Plan or terminate it without approval of the stockholders; provided, however, that the approval of the holders of a majority of the outstanding shares of the Company entitled to vote will be obtained for any amendment for which stockholder approval is required to comply with Section 422 of the Code, or any successor provision. However, no action by the Board or the stockholders may unilaterally alter or impair options previously granted without the consent of the optionee. In all events, the 1992 Stock Option Plan will terminate on December 31, 2001.

  Tax Information. Options granted under the 1992 Stock Option Plan may be either "incentive stock options, " as defined in Section 422 of the Code, or "nonstatutory stock options."

  If an option granted under the 1992 Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the option and incur no tax liability due to its exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. A gain on a sale or exchange of shares will be treated as a long-term capital gain if it is realized at least two years after the option is granted and one year after the option is exercised. If these holding periods are not satisfied at the time of sale, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock on the date of exercise or the sale price of the stock. A different rule for measuring ordinary income upon a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain.

  All options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize taxable income at the time he is granted a nonstatutory option. However, upon exercise, the optionee will recognize ordinary income for tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. A different rule for measuring ordinary income upon option exercise may apply if the optionee is also an officer, director or 10% stockholder of the Company. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company, either in cash, out of the current earnings paid to the optionee or by withholding from the shares to be issued pursuant to the exercise. Upon resale of the shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income, will be treated as a capital gain or loss.

  This is only a summary of the effect of the United States federal income taxation. It does not purport to be complete and does not discuss the income tax laws of any municipality, state or other country or the tax consequences of an optionee's death. Optionees are advised to consult with their own tax advisors regarding the tax consequences arising from the receipt and exercise of Options and the disposition of Common Stock issued upon exercise of Options.

  Restrictions on Resale. Common Stock acquired under this 1992 Stock Option Plan is freely tradeable, except when acquired by "affiliates" of the Company. Certain directors and officers may be deemed to be "affiliates" as that term is defined under the Securities Act of 1933, as amended (the "Act"). Common Stock acquired under the 1992 Stock Option Plan by an affiliate may only be re-offered or resold under an effective registration statement, under Rule 144 or under another exemption from the registration requirements of the Act.

VOTE REQUIRED

  The affirmative vote of a majority of the votes cast will be required to approve the amendments to the 1992 Stock Option Plan. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. Abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE INCREASE IN THE SHARES ISSUABLE UNDER THE 1992 STOCK OPTION PLAN.

                                PROPOSAL FOUR:

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  Management has selected Coopers & Lybrand L.L.P., independent accounts, to audit the books, records and accounts of the Company for the current fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has audited the Company's financial statements since the fiscal year ended December 31, 1991.

  The affirmative vote of the holders of a majority of the votes cast at the meeting will be required to approve and ratify the Board's selection of Coopers & Lybrand L.L.P. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. Abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL AND RATIFICATION OF SUCH SELECTION. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

  A representative of Coopers & Lybrand L.L.P. is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

                    OTHER INFORMATION REGARDING THE COMPANY

  PERFORMANCE GRAPH

  The following Performance Graph compares the cumulative total return to stockholders of the Company's Common Stock from February 19, 1992 (the date of the Company's initial public offering) to December 31, 1996 to the cumulative total return over such period of (i) The Nasdaq Stock Market (U.S. Companies) Index and (ii) the Dow Jones Industrial & Commercial Services Index. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC"), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into any such filing.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
               AMONG AMERICAN BUSINESS INFORMATION, INC., NASDAQ
         STOCK MARKET AND DOW JONES INDUSTRIAL & COMMERICIAL SERVICES

                             AMERICAN            NASDAQ
                             BUSINESS         STOCK MARKET    DOW JONES INDUSTRIAL
                         INFORMATION, INC.  (U.S. COMPANIES)  & COMMERICAL SERVICES
Measurement point -
  February 19, 1992             100                 100                 100
FYE December 31, 1992           149                 110                 101
FYE December 31, 1993           118                 126                  90
FYE December 31, 1994           151                 123                  86
FYE December 31, 1995           238                 174                 103
FYE December 31, 1996           273                 214                 110

     * Assumes $100 invested on February 19, 1992 in American Business Information, Inc. Common Stock, Nasdaq Stock Market (U.S. Companies) Index and Dow Jones Industrial & Commercial Services Index

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the three previous years for the period ending December 31 to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers"):

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                    AWARD
                                                                                ------------
                                                                                 SECURITIES
                                                                                 UNDERLYING
                  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)    OPTIONS(#)
                  ---------------------------    ----   ---------    --------   ------------

                  Vinod Gupta..................  1996   $ 48,000(1)  $     --       900,000
                   Chairman and Chief            1995   $100,000(1)  $     --            --
                   Executive Officer             1994   $120,000(1)  $     --            --

                  Jack Betts...................  1996   $200,000     $     --            --
                   Senior Vice President         1995   $174,915     $     --            --
                                                 1994   $118,972     $     --            --

                  Bill Kerrey..................  1996   $157,500     $ 79,048            --
                   Senior Vice President         1995   $118,500     $172,888        18,000
                                                 1994   $107,000     $ 20,000         7,500

                  Edward  Mallin...............  1996   $208,000     $ 11,325            --
                   Senior Vice President         1995   $194,625     $ 31,270         9,000
                                                 1994   $185,000     $ 37,600        15,000

                  Monica Messer................  1996   $208,000     $     --            --
                   Senior Vice President         1995   $182,875     $     --            --
                                                 1994   $173,221     $ 25,000        15,000
----------

(1) Excludes certain amounts paid to Annapurna Corporation for consulting services and related expenses reimbursed in connection with acquisition activity conducted by the Company during 1996, 1995 and 1994, respectively (see also "Certain Transactions" herein). Annapurna Corporation is 100% owned by Vinod Gupta. Vinod Gupta has agreed not to be eligible for cash bonuses.


Option Grants in the Last Fiscal Year.

     Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the year ended December 31, 1996 to each of the Named Executive Officers.


                                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                        ------------------------------------------------------       VALUE AT ASSUMED
                                          NUMBER OF        % OF TOTAL                             ANNUAL RATES OF STOC
                                        SECURITIES          OPTIONS      EXERCISE                   PRICE APPRECIATIONK
                                         UNDERLYING        GRANTED TO      PRICE                    FOR OPTION TERM(2)
                                          OPTIONS         EMPLOYEES IN    ($/SAFE   EXPIRATION   -----------------------
                                         GRANTED(1)        FISCAL YEAR     HARBOR)      DATE         5%            10%
                                        -----------       ------------   ---------  ----------   -----------------------
          Vinod Gupta (3)...........      900,000             46.5%       $17.05       3/8/02    $3,349,000   $9,368,000
          Jack Betts................           --               --            --           --            --           --
          Bill Kerrey...............           --               --            --           --            --           --
          Edward Mallin.............           --               --            --           --            --           --
          Monica Messer.............           --               --            --           --            --           --

----------

(1) Options indicated vest and become exercisable in four equal annual installments on the first four anniversaries of the date of grant based upon the optionee continuing to be employed by the Company.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(3) Refer to the following Report of the Compensation Committee to the Board of Directors for information related to two options granted to Mr. Gupta in March 1996.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the Named Executive Officers, the value realized on exercised options and the year-end value of unexercised options:

                                               NUMBER OF SECURITIES      VALUE(1) OF UNEXERCISED
                        SHARES                UNDERLYING UNEXERCISED          IN-THE-MONEY
                       ACQUIRED     VALUE    OPTIONS AT YEAR-END(#):    OPTIONS AT YEAR-END($):
          NAME        ON EXERCISE  REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
          ----        -----------  --------  -------------------------  -------------------------
     Vinod Gupta              --         --             0 / 900,000       $      0 / $4,680,000
     Jack Betts               --         --             0 /       0       $      0 / $        0
     Bill Kerrey              --         --        18,750 /  18,750       $222,690 / $  136,680
     Edward Mallin         4,800    $51,600        22,200 /  18,000       $291,863 / $  187,988
     Monica Messer            --         --         7,500 /   7,500       $101,850 / $  101,850

----------

(1)  Market value of underlying securities at year-end minus the exercise price.


REPORT OF THE COMPENSATION COMMITTEE

     The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1996. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

     Vinod Gupta, the Company's Chairman of the Board and Chief Executive Officers, served on the Compensation Committee until March 1, 1996. Donald R. Dixon served on the Compensation Committee until September 16, 1996, the date which he effectively resigned from the Board of Directors of the Company. Jon D. Hoffmaster served on the Compensation Committee from September 17, 1996 through December 31, 1996. Effective January 1, 1997, the Compensation Committee was reconstituted to include as members Directors Elliot S. Kaplan, George F. Haddix, and Harold W. Andersen.


TO THE BOARD OF DIRECTORS:

     The Compensation Committee of the Board of Directors reviews and approves salaries and bonuses payable to the Company's executive officers. The Compensation Committee in effect during 1996 was composed of Donald R. Dixon, for the period from January 1, 1996 to September 16, 1996, Jon D. Hoffmaster, for the period from September 17, 1996 to December 31, 1996, and Elliot S. Kaplan, two non-employee members.

     The philosophy used by the Compensation Committee in establishing compensation for executive officers, including the Chief Executive Officer, is to attract and retain key personnel through the payment of competitive base salaries, and reward performances through annual bonuses. The Internal Revenue Code was amended during 1994 to limit companies' ability to deduct for income tax purposes compensation paid to any individual employee in excess of $1 million. The Company intends to take the necessary steps to conform its compensation arrangements to comply with the new deductibility ceiling.



     The compensation of Vinod Gupta, the Company's Chief Executive Officer, consists of Mr. Gupta's base salary, which was set at an annual rate of $48,000 for 1996. Mr. Gupta declined to participate in any of the Company's bonus programs for 1996. Also during 1996, the Company paid $48,000 to Annapurna Corporation for consulting services and related expenses reimbursed in connection with the Company's acquisition related activities. In March 1996, in recognition of Mr. Gupta's increased role in the Company due to the resignation of the Company's chief operating officer and of Mr. Gupta's low base salary and non-participation in the executive officers bonus plan, the Board directed the Compensation Committee to review the compensation plan for Mr. Gupta. The Committee engaged an independent executive compensation analyst to advise it on compensation plans being used by similar companies, varying approaches to structuring cash and equity executive compensation, and the size and form of compensation that would be competitive within the industry and in the Company's best interest. After considering and discussing the analyst's findings, the Compensation Committee approved the grant to Vinod Gupta of two options to purchase the Company's Common Stock at the per share purchase price of $17.05, equal to 110% of the closing price of the Company's Common Stock on March 8, 1996, on the following terms: (i) a five-year option to purchase 600,000 shares, which vest at the rate of 20% per year, with 100% of the shares vesting after five (5) years; and (ii) a six-year option to purchase 300,000 shares which become fully vested after six (6) years subject to the accelerated vesting of 20% in each of the first five (5) years of the option if the Company meets certain performance objectives. Both options stop vesting if Mr. Gupta ceases to be an employee of the Company.


     The Compensation Committee has developed compensation packages for all other executive officers, which provide for both base salaries and bonuses. The base salaries are based on each officer's historical salary and past performance as well as on publicly available information concerning executive compensation levels paid to other companies in the Omaha, Nebraska area. During 1996, there were two bonus plans in effect. The first applies to general managers of product sales groups, and is based upon each general manager achieving at least 85% of the internal Company revenue and profit goals for his or her product sales group. The second bonus plan, which applies to all executive officers and key employees other than Mr. Gupta, is based on achievement of specified pre-tax, Company-wide profit levels. Neither bonus plan is guaranteed and bonuses under either plan may be withheld by management or the Board of Directors, or adjusted in the event of an acquisition during the year.

                            Compensation Committee
                               _________________

           Elliot S. Kaplan, George F. Haddix and Harold W. Andersen

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with, except that an Initial Statement of Beneficial Ownership of Form 3 was filed late by Claude Schoch and D.J. Thayer, and a Statement of Beneficial Ownership on Form 4 was filed late by Vinod Gupta and Ed Mallin.

CERTAIN TRANSACTIONS

     During 1994, 1995 and 1996, the Company paid $280,000, $148,000 and
$48,000, respectively, to Annapurna Corporation for consulting services and related expenses reimbursed in connection with the Company's acquisition related activities.

     The Company has an investment of $500,000 in CSG Acquisition Fund, L.P., a limited partnership organized by Trident Capital, L.P. to acquire CSG Holdings, Inc. George Haddix, a director of the Company, is the President and a director of CSG Holdings, Inc. The Company owns approximately 5.3% of the partnership interests of CSG Acquisition Fund, L.P. and, through its ownership interest in CSG Acquisition Fund, L.P., indirectly owns less than one percent of the outstanding capital stock of CSG Holdings, Inc.


     In January 1996, the Company entered into an agreement with director Jon Hoffmaster for one year, under which Mr. Hoffmaster provided certain consulting services to the Company in exchange for fees totalling $96,000. The Company paid Mr. Hoffmaster an additional $60,000 in 1996 for services provided related to certain acquisitions performed by the Company in 1996. In January 1997, the Company entered into a new agreement with Mr. Hoffmaster for a one year period, for which fees will be paid as services are requested by the Company. In February 1997, The Company paid Mr. Hoffmaster $100,000 for services provided related to the acquisition of Database America Companies, Inc. in February 1997.

     In February 1997, as part of the acquisition of Database America Companies, Inc., the Company entered into an employee and consulting agreement with Paul A. Goldner for a term of five years, under which Mr. Goldner will receive compensation at a rate of $120,000 per annum.

     In January 1996, the Company entered into a two year agreement with former director and Chief Operating Officer Albert Winemiller, under which Mr. Winemiller is to provide certain consulting services to the Company in exchange for fees totaling $180,000 and $90,000 in 1996 and 1997, respectively.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                         BY ORDER OF THE BOARD OF DIRECTORS

Omaha, Nebraska
April 22, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                      AMERICAN BUSINESS INFORMATION, INC.

                                --------------

               1997 ANNUAL MEETING OF STOCKHOLDERS--MAY 23, 1997

  The undersigned stockholder of American Business Information, Inc., a Delaware corporation (the "Company"), hereby appoints JON WELLMAN with full power of substitution, as the proxy of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the Annual Meeting of Stockholders of the company to be held on May 23, 1997 at 10:00 a.m. local time at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, and at any adjournments thereof, and to vote all shares of Common stock which the undersigned would be entitled to vote if then and there personally present on the matters, on the following matters and in the following manner:

--------------------------------------------------------------------------------
1. ELECTION OF THREE DIRECTORS         [_] FOR all nominees
   Nominees: Vinod Gupta, Jon D.       [_] WITHHELD from nominees
   Hoffmaster, George F. Haddix        [_] FOR all nominees except ____________
--------------------------------------------------------------------------------
2. PROPOSAL TO INCREASE THE NUMBER     [_] FOR   [_] AGAINST   [_] ABSTAIN
   OF SHARES RESERVED FOR ISSUANCE
   UNDER THE COMPANY'S 1992 STOCK
   OPTION PLAN FROM 4,000,000 TO
   5,000,000 AND MAKE CERTAIN OTHER
   CHANGES TO THE 1992 STOCK OPTION
   PLAN.
--------------------------------------------------------------------------------
3. PROPOSAL TO RATIFY THE              [_] FOR   [_] AGAINST   [_] ABSTAIN
   APPOINTMENT OF COOPERS & LYBRAND
   L.L.P. AS INDEPENDENT PUBLIC
   ACCOUNTANTS FOR THE COMPANY FOR
   THE FISCAL YEAR ENDING DECEMBER
   31, 1997.
--------------------------------------------------------------------------------

and, in their discretion to vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournments thereof.
                 (Continued, and to be signed on reverse side)

--------------------------------------------------------------------------------

                          (Continued from other side)

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

                                         --------------------------------------
                                         Signature                         Date

                                         --------------------------------------
                                         Signature                         Date

                                         Sign exactly as your name(s) appears
                                         on your stock certificate. A
                                         corporation is requested to sign its
                                         name by its President or other
                                         authorized officer, with the office
                                         held designated. Executors,
                                         administrators, trustees, etc., are
                                         requested to so indicate when
                                         signing. If stock is registered in
                                         two names, both should sign.

                                         TO ASSURE YOUR REPRESENTATION AT THE
                                         ANNUAL MEETING, PLEASE MARK, SIGN AND
                                         DATE THIS PROXY AND RETURN IT
                                         PROMPTLY IN THE ENCLOSED ENVELOPE.